EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-223438) of Park Hotels & Resorts Inc. and the related Prospectus, and
2)	Registration Statement (Form S-8 No. 333-215324) pertaining to the Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan and the Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors;

of our reports dated February 28, 2019, with respect to the consolidated financial statements of Park Hotels & Resorts Inc. and the effectiveness of internal control over financial reporting of Park Hotels & Resorts Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Tysons, Virginia

February 28, 2019